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SEC  2069
(11-01)           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF
Previous          INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
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                    UNITED STATES                           OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION            OMB Number: 3235-0167
              WASHINGTON, D.C. 20549                   Expires: October 31, 2004
                                                       Estimated average burden
                       FORM 15                         hours per response. .1.50

CERTIFICATION  AND  NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
                                                                        -----
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.
          --       -----

                                               Commission File Number  000-29919

                              Gentry Resources, Inc
             (Exact name of registrant as specified in its charter)

  5076 Angus Drive,  Vancouver, British Columbia V6M 3M5,  tel. (604) 269-9881
 _______________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.001 par value
            (Title of each class of securities covered by this Form)

                                      None
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                                    -----    -----

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  |X|                Rule 12h-3(b)(1)(i)  | |
           Rule 12g-4(a)(1)(ii) |X|                Rule 12h-3(b)(1)(ii) | |
           Rule 12g-4(a)(2)(i)  | |                Rule 12h-3(b)(2)(i)  | |
           Rule 12g-4(a)(2)(ii) | |                Rule 12h-3(b)(2)(ii) | |
                                              Rule 15d-6 | |


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Approximate number of holders of record as of the certification or notice date:1

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 2, 2002          By:  /s/ Michael Kirsh

                                      Michael Kirsh, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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